Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of ZimVie Inc. of our report dated August 9, 2021, except for the effects of the change in reporting entity described in Note 1, as to which the date is November 12, 2021, and except for the effects of the segment change described in Note 16, as to which the date is December 14, 2021 relating to the financial statements, which appears in ZimVie Inc.’s Amendment No. 1 to its Registration Statement on Form 10 which was filed on February 2, 2022.

/s/ PricewaterhouseCoopers LLP

Chicago, IL

February 28, 2022

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